Exhibit 99.1

NEWS BULLETIN FROM:	RE:	2101 Faraday Ave. Carlsbad, CA 92008 (760) 603-9120 Nasdaq: VMTI

FOR FURTHER INFORMATION

AT VISTA MEDICAL TECHNOLOGIES:	AT FINANCIAL RELATIONS BOARD:

John R. Lyon

Tony Rossi

President	Investor and Media Contact
jlyon@vistamt.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 407-6563

FOR IMMEDIATE RELEASE

VISTA MEDICAL CLOSES SALE OF VISUALIZATION TECHNOLOGY BUSINESS
Disease state management of morbid obesity is now exclusive focus of company

CARLSBAD, CA, APRIL 19, 2004 – Vista Medical Technologies, Inc. (Nasdaq: VMTI) today announced that its stockholders voted to approve the sale of its Visualization Technology business to Viking Systems, Inc. (VKSY.PK) at a Special Meeting on April 15, 2004.  The sale was formally closed subsequent to the Meeting.

President and Chief Executive Officer of Vista Medical, John R. Lyon said:  “We are very pleased to have closed this transaction and will now direct our entire focus to development of our morbid obesity disease state management business.  By the terms of the transaction, Vista Medical will also continue to participate in the growth of the visualization technology business via royalties and other payments, plus a significant equity interest in Viking Systems.  We will also continue to co-operate with Viking in the application of the visualization technology in obesity surgery.”

Vista Medical Technologies, Inc.

Vista Medical Technologies, Inc. is focused on the disease state management of morbid obesity, through its wholly owned subsidiary, VOW Solutions, Inc.  Services to physicians and hospitals involved in the surgical treatment of morbid obesity include management of the Laparoscopic

Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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Bariatric Surgery Preceptorship, a comprehensive introduction to starting a minimally invasive gastric bypass surgical program.  Additionally, VOW offers systems, consulting and Program Management services which enable the efficient operation of obesity surgery programs, and specialized vitamins developed specifically for patients who have undergone gastric bypass surgery as a treatment for morbid obesity.  Vista Medical Technologies is traded on the NASDAQ SmallCap Market under the stock symbol VMTI.  Our corporate internet website is www.vistamt.com and our morbid obesity services website is www.vowsolutionsinc.com. Information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of Vista Medical.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s efforts to attain the continued listing requirement for Stockholders’ Equity on the Nasdaq stock exchange; the success of the Company’s appeal to the Nasdaq Listing Qualifications Panel; the Company’s ability to raise additional capital to fund our operations and execute our business plan; the Company’s ability to penetrate the market for obesity surgery management services; development, manufacturing, shipment, global economic and distribution risks and customer acceptance.  Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2003.  We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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